MANAGEMENT SERVICES CONTRACT

THIS AGREEMENT is dated for reference the First Day of January, 2005.

BETWEEN:

ROBERT L. PEK, Businessman, having an office located at 75 Harvest Lake Crescent, N.E., Calgary, Alberta T3K 3Y8

(hereinafter referred to as “PEK”)
OF THE FIRST PART

AND:

PARADIGM ENTERPRISES, INC., a Company incorporated and subsisting under the laws of the State of Nevada, and having an office at Unit 35, 12880 Railway Avenue, in the City of Richmond, British Columbia V7E 6G4

(hereinafter referred to as “PARADIGM”)
OF THE SECOND PART

1.
WHEREAS Paradigm is engaged in the business of the acquisition, exploration and development of natural resource properties specifically in the oil and gas sector and similar ventures and is actively seeking participation in other business ventures;

2.	WHEREAS Paradigm wishes to retain Pek to provide management services with respect to the financial planning and corporate affairs management (the “Management Services”) of the Company;

3.
WHEREAS Pek has the facilities, personnel and other resources available and has agreed to provide its financial planning and corporate services management to the Company on the terms and subject to the conditions hereinafter set forth.

4.
WHEREAS Paradigm has agreed to engage Pek to provide Management Services with respect to the financial planning and corporate affairs of the Company and Pek has agreed to be retained by Paradigm to manage such services, on the terms and conditions hereinafter set forth.;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in pursuance of the Agreement and in consideration of the mutual covenants and premises herein contained, Paradigm hereby retains Pek upon the following terms and conditions, which Pek hereby accepts, namely:

COMMENCEMENT

1.
The retention of Pek's services by Paradigm shall be for a period of one (1) year commencing the day and date first above written which period shall be automatically extended annually for a further one (1) year term, subject to termination as herein provided.

2.	This Agreement shall commence the day and date first above written (“the Anniversary Date”) for an initial one-year period and shall be automatically extended annually for further one-year terms unless Pek gives written notice to Paradigm not later than ninety (90) days prior to the Anniversary Date that it does not wish to renew this Agreement or that it wishes to renew the Agreement for a period terminating prior to the Anniversary Date of this Agreement. In the event that Pek gives notice that it wishes to renew this Agreement for a shorter period, Paradigm shall have the option to terminate the Agreement upon ninety (90) days' written notice to Pek or to accept the extension to the Agreement for the shorter period as stated in the notice given by Pek.

CONSIDERATION

3.
Paradigm shall pay to Pek for such Management Services, the sum of Twenty-five Hundred Dollars ($2,500.00) per month, which said sum shall be payable monthly on the first day of each month during the term of this Agreement.

4.
Unless Pek otherwise requests in writing, all payments to Pek, including fees, expense reimbursements, and termination allowances hereunder shall be made to Pek at Pek's chief place of business in Alberta as established from time to time, and Paradigm shall remit such payments to Pek on a regular monthly basis commencing on the day and date first above written.

DUTIES

5.
The control and management of the financial planning and corporate services operations of Paradigm are hereby committed to Pek (subject always to the policy directives of the Board of Directors) which shall have authority to employ and dismiss all persons (other than the Officers of Paradigm), consultants and corporations employed by Paradigm with powers to fix their salaries, wages or other remuneration, and to alter them from time to time.

6.
Pek shall have authority to make the usual day to day arrangements necessary for carrying on the business of Paradigm and to discharge the daily administration of Paradigm's affairs and general business, including the management of Paradigm's office, the direction of exploration and development of Paradigm's properties, and to supervise such other properties as Paradigm may acquire from time to time in the ordinary course, including, but not limited to, the authority to order goods and services required for the business of Paradigm and may execute contracts in connection with Paradigm's properties and operations.

7.
Pek, in the performance of its duties, shall carry out under the general mandate of the Board of Directors of Paradigm, the normal duties of a manager of a company of comparable size and without limiting the generality of the foregoing, Pek shall:

(a)	negotiate all contracts and agreements subject to ratification by the Board of Directors of Paradigm;

(b)	cause Paradigm to hire all necessary personnel both permanent and casual and set their remuneration;

(c)	cause Paradigm to keep proper books and accounts and records showing Paradigm's income and expenditures;

(d)	cause Paradigm to pay punctually, all proper bills and accounts for supplies, materials, services and wages presented to Paradigm with Paradigm's treasury; Pek will be reimbursed for all bills and accounts and out of pocket expenses paid or incurred by Pek on behalf of Paradigm;

(e)
cause Paradigm to keep records of Paradigm's properties and/or leases, and all other natural resource and other projects and properties, and ensure that these assets are kept in good standing through the due payment of all taxes, rents and assessments imposed or levied upon same with funds provided by Paradigm; and

(f)	provide such other services as may be reasonably consistent with Pek's retention, and as directed from time to time by the Board of Directors.

8.	Pek shall conform to the lawful instructions and directions that are from time to time given by the Board of Directors of Paradigm.

9.
Pek shall devote sufficient time, skill, knowledge and attention to managing the properties and the general affairs of Paradigm as is reasonably necessary and in the best interests of Paradigm and at all times, Pek will perform its duties and conduct itself and manage its employees in a competent and businesslike manner.

10.
Unless prevented by ill-health or other sufficient cause, Pek shall, during the term of this Agreement, devote sufficient time and attention to the affairs and business of Paradigm, anticipated to be approximately one-quarter of each work week.

11.
Pek shall well and faithfully serve Paradigm and use its best efforts to promote the interest thereof, and shall not disclose the private affairs of Paradigm or any secret of Paradigm to any person other than the Directors and shall not use for its own purposes or for any purposes other than those of Paradigm, any information it may acquire with respect to the affairs of Paradigm.

12.
Pek acknowledges that Paradigm presently carries on the business of a natural resource company and that Paradigm has the intention of acquiring other business ventures and that in the course of carrying on, performing and fulfilling its responsibilities to Paradigm pursuant to the terms of this Agreement, it shall have access to and will be entrusted with detailed confidential information and trade secrets relating to the present and contemplated services, techniques, modes of merchandising, marketing, techniques and routines concerning the customers of Paradigm or any such subsidiary, their names, addresses, taxes and preferences, their cyclical or other particular business requirements, that the disclosure of any such confidential information and trade secrets to competitors of Paradigm or any such subsidiary or to the general public would be highly detrimental to the best interests of Paradigm or any such subsidiary as the case may be. Pek further acknowledges that in the course of following its obligations to Paradigm hereunder, it will be a representative of Paradigm to many of the shareholders, brokers, customers and other contacts of Paradigm or any such subsidiary and as such will be significantly responsible for maintaining and enhancing the goodwill of Paradigm and of such subsidiary with such customers. Pek acknowledges and agrees that the right to maintain the confidentiality of such confidential information, trade secrets and the right to preserve its goodwill, constitute priority rights which Paradigm is entitled to protect.

13.
Accordingly, Pek covenants and agrees with Paradigm that it will not during the term of its retention by Paradigm or any such subsidiary or at any time thereafter disclose such detailed confidential information or trade secrets to any person nor shall it use the same for any purpose other than the purpose of Paradigm or any such subsidiary, nor will it disclose or use for any purpose other than those of Paradigm, or any such subsidiary, any other information which it may acquire during the course of its employment hereunder with relation to the business and affairs of Paradigm or any such subsidiary.

14.
Pek shall be reimbursed for all travelling and other expenses actually and properly incurred by it in connection with its duties hereunder and for all such expenses it shall furnish statements and vouchers to the Directors of Paradigm.

15.
During the term of this Agreement, Pek shall be entitled to such reasonable period of vacation as the Directors may approve and his vacation shall be taken at such time as the Directors from time to time, may approve.

16.
If any covenant or provision of this Agreement is determined to be void or unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision.

TERMINATION

17.	The retention of Pek hereunder may be terminated by Paradigm in the following manner and in the following circumstances:

(a)	at any time by notice in writing from Paradigm to Pek for cause;

(b)
upon four (4) months written notice from either party to the other during the initial one-year term hereof, and during any subsequent one-year term, upon six (6) months written notice from either party to the other;

(c)
upon Paradigm giving written notice to Pek effective immediately together with a payment to Pek of all monies accrued or owing to Pek for fees and expenses plus a termination payment of Ten Thousand Dollars ($10,000) during the initial one-year term, or a termination payment of Fifteen Thousand Dollars ($15,000) during any subsequent one-year term;

(d)
if Pek shall, for any reason of illness or metal or physical disability or incapacity, fail for any two (2) consecutive calendar months in any calendar year, or for four (4) months in any two (2) successive calendar years to perform its duties hereunder then by two (2) months notice in writing from Paradigm to Pek;

(e)
upon termination for whatever reason this Agreement and the employment of Pek hereunder shall be wholly determined. By any such termination Pek shall have no claim against Paradigm for damages or otherwise except in respect of payment and remuneration as described in paragraph 3 hereof from the effective date to the date of termination and as described herein.

18.	In the case of a termination notice by Pek to Paradigm, Paradigm shall pay Pek all fees that such fall due until and including the termination day, all fees shall be pro-rated with the days of service as may be appropriate and Paradigm shall reimburse Pek for all money paid by Pek from its own funds on behalf of Paradigm. Irrespective of how or why Pek's service is terminated and, irrespective of any claims between Pek and Paradigm, Pek shall deliver up to the Board of Directors all records reports and data pertaining to and belonging to Paradigm in an up-to-date and orderly manner and shall not remove any of these records, reports and data from the office of Paradigm.

INDEMNIFICATION

19.
Pek agrees to indemnify and save harmless Paradigm from any and all liabilities Paradigm may incur through the management of Pek's above-mentioned corporate areas by Pek or which may arise out of the management by Pek.

20.
Paradigm shall indemnify and save harmless Pek from and against any and all actions, claims, suits, demands, loss and damages whatsoever which arise or result from or are caused by Pek or Paradigm or anyone associated with or employed by Pek in the ordinary scope of employment or which may arise out of the management by Pek.

NOTICE

21.
Any notice required to be given to either party by the other hereunder shall be well and sufficiently given or sent by facsimile transmissionm, registered mail, postage prepaid, or if delivered, to Paradigm at its office address hereinbefore set forth, or at such other address of the office established from time to time, or if sent by facsimile transmission, registered mail, postage prepaid, or if delivered to Pek at the address of Pek hereinbefore set forth. Such notice shall be deemed received, if delivered, when delivered, or if mailed, forty-eight (48) hours after posting. Either party may change its address for notice by advising the other party in writing.

GOVERNING LAW

22.	This Agreement, is subject to the laws of the State of Nevada.

ENUREMENT

23.	This Agreement shall enure to the benefit of and be binding upon the parties hereto, their and each of their heirs, executors, administrators, successors and permitted assigns, as the case may be.

IN WITNESS WHEREOF the parties hereto have executed these presents in the presence of their proper officers in that behalf duly authorized as of the day, date and year first above written.

The Common Seal of	)
PARADIGM ENTERPRISES, INC.	)
was affixed hereunto in the presence of:	)
)
)
)
/s/ “Brian C. Doutaz”	)
President	)
)

Signed and Delivered by ROBERT L.	)
PEK	)
)
/s/ “Robert L. Pek”	)